EXHIBIT 99.1

CDTi Appoints Matthew Beale as CEO

- Automotive industry executive brings extensive international cleantech leadership experience -
- Chris Harris will continue as President and become COO -

OXNARD, Calif., Oct. 22, 2015 (GLOBE NEWSWIRE) -- Clean Diesel Technologies, Inc. (Nasdaq:CDTI) ("CDTi" or "the Company"), a leader in advanced emission control technology, has appointed Matthew Beale, 48, as CEO effective October 19, 2015. Beale has served on the CDTi Board of Directors since September 2014 and was Chairman of the Audit Committee. Chris Harris, who became President and CEO in July 2014, will continue in his position as President and assume the role of COO.

"A recognized cleantech industry leader, Matthew brings to CDTi a wide range of international experience driving growth and change," said Chairman Charles Engles, Ph.D. "International markets are prime targets in our major business development campaign to commercialize the Company's new advanced catalyst technologies and expand distribution of current products. With Matthew's addition to the leadership team, we look forward to accelerating our penetration of these markets. We are delighted Matthew is taking a key role at this exciting time for CDTi."

"CDTi has made substantial progress in its strategic repositioning as an advanced materials provider for the global emissions control market—the success of which provides a clear foundation for achieving scale and profitability," stated Beale. "The market environment has never been more favorable for CDTi's technology and I look forward to working with our team in driving strategic initiatives that enable the Company to capitalize on a large and growing market opportunity."

"We continue to make significant progress on the commercialization of our advanced materials strategy," added Harris. "Matthew's corporate, business development and international finance expertise greatly expands the capabilities of our executive team, and we are excited to have him as our new CEO."

About Matthew Beale

Mr. Beale joined CDTi's board of directors in 2014. From May 2013 until September 2015, Mr. Beale served as Group Strategy Officer at Landi Renzo SpA (MIL:LR), a multinational engineering and manufacturing company based in Italy focused on alternative fuel systems and components for OEM and aftermarket automotive applications. From July 2012 to April 2013, Mr. Beale was a strategy consultant to the alternative fuel systems industry focused on business and capital markets strategies. Prior to that, he held several leadership positions at Fuel Systems Solutions, Inc., a producer of fuel systems and components for automotive and industrial markets, including: Co-President and Head of IMPCO Operations from April 2011 to June 2012; Chief Financial Officer from May 2009 to March 2011; President and Secretary from May 2008 to March 2011; and Vice President of Business Development from February 2007 to April 2008. Previously, Mr. Beale held international corporate finance and banking positions with CVS Partners from 2005 to 2007; with Citigroup Inc. from 2000 to 2004; and with JP Morgan from 1994 to 2000. Mr. Beale received a BA in English Literature from the University of London, a Diploma in Accounting and Finance from the London School of Economics, and an MBA from IESE Business School.

About CDTi

CDTi manufactures and distributes vehicle emissions control products that leverage its advanced materials technology. CDTi utilizes its proprietary technology to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. Continuing its focus on innovation and a strategy to scale its business globally, CDTi is pursuing a Powder-to-Coat (P2C™) business model that exploits high-performance, advanced low-platinum group metal (PGM) emission reduction catalysts. Key technology platforms include Mixed Phase Catalyst (MPC®), Base Metal Activated Rhodium Support (BMARS™), Synergized PGM (SPGM™), Zero PGM (ZPGM™) and Spinel™. CDTi is headquartered in Oxnard, California and has operations in Canada, Japan, the United Kingdom and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements, including any statements contained herein that are not statements of historical fact. You can identify these forward-looking statements by the use of the words "believes", "expects", "anticipates", "plans", "may", "will", "would", "intends", "estimates", "promises", and other similar expressions, whether in the negative or affirmative. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk. In this press release, the Company includes forward looking statements regarding the commercialization of CDTi's catalyst technologies, including the acceleration of the distribution of its products. In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including, but not limited, to (i) any inability by CDTi to (1) realize the benefits of investments; (2) successfully transition into an advanced materials supplier; (3) execute its strategic priorities; (4) commercialize its technology due to agreements with third parties; (5) protect its intellectual property; (6) obtain verifications, approvals or market acceptance of its products or technology; (7) achieve anticipated results; or (8) successfully open and maintain the four new distribution centers; (ii) changes in or lack of enforcement of or funding for emissions programs, regulations or standards; (iii) competitive conditions; (iv) prices of PGM and rare earth metals; (v) intellectual property infringement allegations; (vi) inability to meet emissions control standards; and (vii) other risks and uncertainties discussed or referenced in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. In addition, any forward-looking statements represent the Company's estimates only as of the date of such statements and should not be relied upon as representing the Company's estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contact Information:
Becky Herrick or Cathy Mattison
LHA (IR Agency)
+1 415 433 3777
bherrick@lhai.com
cmattison@lhai.com